EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 22, 2016 (Except as to Note 17 in the previously filed 2016 financial statements, which is not presented herein and is as of February 21, 2017), with respect to the consolidated financial statements and schedule included in the Annual Report of Invesco Mortgage Capital Inc. on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statements of Invesco Mortgage Capital Inc. on Form S-3ASR (File No. 333-210454, effective March 29, 2016) and Form S-8 (File No. 333-163249, effective November 20, 2009).

/s/ Grant Thornton LLP

Dallas, Texas
February 20, 2018